News Release
Rambus Announces New Stock Repurchase Program

Board of directors authorizes repurchase of up to 20 million shares

SAN JOSE, Calif. - November 2, 2020 - Rambus Inc. (NASDAQ: RMBS), a premier silicon IP and chip provider making data faster and safer, today announced that its board of directors has approved a new stock repurchase program authorizing the repurchase of up to 20 million shares.

“The company has a long history of strong, sustained cash generation that provides a foundation for long-term growth, both organically and inorganically,” said Luc Seraphin, president and chief executive officer at Rambus. "The board's decision to support a stock repurchase program underscores our commitment to managing our strong balance sheet for the benefit of our stockholders.”

Stock repurchases under the plan may be made through the open market, established plans or privately negotiated transactions in accordance with all applicable securities laws, rules, and regulations. There is no expiration date applicable to the plan.

This new stock repurchase program replaces the existing program and cancels the 3.6 million shares outstanding as part of the previous authorization.

About Rambus Inc.

Rambus is a premier silicon IP and chip provider that makes data faster and safer. With 30 years of innovation, we continue to develop the foundational technology for all modern computing systems. Leveraging our semiconductor expertise, Rambus solutions speed performance, expand capacity and improve security for today’s most demanding applications. From data center and edge to artificial intelligence and automotive, our interface and security IP, and memory interface chips enable SoC and system designers to deliver their vision of the future. For more information, visit rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including those relating to Rambus’ announced new stock repurchase program. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission, as well as the potential adverse impacts related to, or arising from, the Novel Coronavirus (COVID-19). Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact:
Nicole Noutsios
Rambus Investor Relations
(510) 315-1003
rambus@nmnadvisors.com

Source: Rambus Inc.